EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

New York, NY - May 9, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the first quarter ended March 31, 2006. For the quarter ended March 31, 2006, the net loss was $5,896,000 or $.21 per share based on 28,229,241 weighted average shares, compared to a net loss of $4,968,000 or $.18 per share based on 27,087,934 weighted average shares for the quarter ended March 31, 2005. During the quarter ended March 31, 2006, interest payments and other costs relating to the Company's senior convertible notes amounted to $884,000, while there were no significant interest payments in the comparable quarter of 2005. Going forward, the Company will be relieved of the interest payments on its senior convertible notes as a result of the Company’s previously announced exchange of the notes for common stock. During the quarter, the Company continued to make major strides in its program for production of its fuel cell Power Packs including establishing its semi automated production capability at its facilities in Israel and making progress in constructing its fully automated high volume production line to be located in Ireland.

Commenting on the results, Robert K. Lifton, Chairman and CEO of Medis noted, “During this past quarter, as we carried out our Power Pack product testing program and moved forward with production, it is gratifying that our operating expenses have only increased modestly. An important financial event since the last quarter is the voluntary exchange completed on April 26th by the holders of $46,582,000 in principal amount of our 6% senior convertible notes due on July 15, 2010 for an aggregate of 2,948,806 of Medis’ common shares. This included 256,201 common shares valued at $30 per share paid in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. On May 8th the balance of the convertible notes amounting to $2,418,000 were also exchanged on the same terms, which eliminated all of our long term debt securities. This exchange relieves us of interest payments on the notes and allows us to enjoy a balance sheet that is free of significant long term debt. It is noteworthy that as of March 31, 2006, the Company’s cash and cash equivalents and short term investments totaled $46,816,000 while potential proceeds from in the money options amounted to $18,363,000, adding up to over $65,000,000.

After we complete rigorous testing of the Power Pack products coming off the semi-automated line in Israel, we plan, starting in late June, to put them into the hands of our potential customers. This includes mobile operators, enterprise market device users, distributors and other influential people in the content and advertising fields. As previously reported, we plan to have Power Packs available for sale in selected retail outlets in the last quarter of this year with a view to start building demand for the Power Packs to be produced on our fully automated line, planned to be in place in Ireland in the first quarter of 2007.

In the process of reaching a decision on expanding the number of automated lines that we undertake to construct, we have been studying areas of potential market demand. In my Letter to Shareholders dated April 17, 2006, I discussed our meetings with mobile operators at the CTIA show regarding the enterprise market involving those company employees in sales, technology support and the like, using mobile devices outside the office. Recent meetings with

Medis Technologies Ltd. May 9, 2006	Page 2

OEM’s and others have called our attention to the potentially large market for dual mode mobile devices planned to be used inside company offices and warehouses which offer computer capabilities and lower cost phone connections through access to VoIP or cell towers. We are also learning more about the needs for portable power in emerging economies like China and India. All of these indicate to us the potential of a sizable market for our Power Packs. And this does not include sales to our distributors which will service retail channels, including our contractual commitment of 200,000 units per month to ASE International and sales to the military market, all awaiting delivery of Power Packs that they can show to their customers. As a result of our deliberations, we have decided to start along the path of preparing to construct two more automated lines to be placed in Ireland, under Celestica’s management. We have already advised vendors involved in our first automated production line of our plans to build additional lines and we have started discussing pricing and other matters relating to such lines. As previously announced, in that connection, we are considering various options for future funding including filing a shelf registration for our common shares.

Another important recent development is our appointment of Dr. Asaf Ben-Arye as President and CEO of Cell Kinetics. With Dr. Ben-Arye in place, we can expect to see rapid progress on implementing Cell Kinetics’ business plan.”

Management will also conduct a conference call that morning on Tuesday, May 9, 2006 at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 888-743-9491 (Domestic) or 706-679-0886 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code #8401244. A recorded replay of the call will be available until 5:00 p.m. Eastern Time on Friday, May 26, 2006. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code #8401244 for the replay. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to http://audioevent.mshow.com/297337. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. May 9, 2006	Page 3

MEDIS TECHNOLOGIES LTD.
SUMMARY OF RESULTS
March 31, 2006

(In thousands, except per share amounts)
(See notes below)

Statements of	Three Months	Three Months
Operations Data	Ended	Ended
	March 31,	March 31,
	2005	2006

	(Unaudited)	(Unaudited)

R&D costs, net	$3,740	$3,969
SG&A expenses	1,249	1,425
Amortization of intangible assets	52	52
Operating loss	(5,041)	(5,446)
Other income (expenses), net	73	(450)
Net loss attributable to common stockholders	$(4,968)	$(5,896)
Net loss per share - basic and diluted	$(.18)	$(.21)

Weighted-average common shares used in computing basic and diluted net loss per share	27,088	28,229

	December 31,	March 31,
Selected Balance Sheet Data	2005	2006

		(Unaudited)

Cash and cash equivalents	$35,295	$25,599
Short-term investments	13,500	21,217
Working capital	46,401	44,045
Property and equipment, net	7,475	8,806
Debt issuance costs, net	2,928	2,782
Goodwill and intangible assets, net	58,669	58,617
Total assets	120,400	120,674
Convertible Senior Notes, net	48,760	48,776
Other long-term liabilities	2,339	2,241
Stockholders’ equity	65,377	64,245

Medis Technologies Ltd. May 9, 2006	Page 4

NOTES

On April 26 and May 8, 2006, subsequent to the balance sheet date, the Company completed transactions to exchange its commons stock for the entire $49,000,000 principal amount of its outstanding 6% Senior Convertible Notes whereby holders of the Company's notes exchanged their notes for an aggregate of 3,101,874 of the Company's common shares. This number includes 269,500 common shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. The Company expects to record charges related to the exchange transactions of approximately $11,200,000, during the second quarter of 2006 which consists of the value of the shares issued in lieu of future interest payments and the full amortization of the remaining debt issuance costs and debt discount balances.

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three months ended March 31, 2006. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2005 and the year then ended, together with the accompanying notes.

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